UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material Pursuant to ss.240.14a-12

                                 EDO Corporation
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box): X No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)Title of each class of securities to which transaction applies:
  (2)Aggregate number of securities to which transaction applies:
  (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  (4)Proposed maximum aggregate value of transaction:
  (5)Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)Amount Previously Paid:
  (2)Form, Schedule or Registration Statement No.:
  (3)Filing Party:
  (4)Date Filed:


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                                                Subject Company: EDO Corporation
                                                     Commission File No.: 1-3985



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On December 12, 2007, the following letter was sent to EDO Employees who participate in the Employee Stock Ownership Plan.


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Interoffice Correspondence
                                                                 EDO Corporation
                                                         Global Technology Reach


 Date:    December 12, 2007
 To:      All Active EDO ESOP Participants
 Copy:
 From:    Patricia D. Comiskey
          Sr. Vice-President, Human Resources


 Subject: ESOP Allocation and the ITT Transaction

This memo is to provide you with further explanation as to what effect the upcoming transaction with ITT, if it is approved, will have on your Employee Stock Ownership Plan (the Plan) account.

First, for the shares which are currently in your account:
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Effective on or shortly after the closing date of the transaction, the number of shares in your account will be exchanged for cash. The funds will be invested in the same manner that your current election for current and future contributions is invested. If you do not contribute to the Plan at this time, the cash will be invested by default in to the Principal Life Cycle fund that would be appropriate for your normal retirement date (i.e., if you would be 65 in 2021, it would be invested in the Life Cycle 2020 fund).

You may change your future election choice at any time up to a date immediately preceding the closing date, on or before 4:00 pm ET. The closing date has not, as yet, been set. There will be an announcement when the date has been determined. You may also reallocate your investment any time after the share to cash conversion has occurred. if you wish to change your investment options, visit The Principal Retirement Service Center(R) at www.principal.com or call TeleTouch(R) at (800) 547-7754 to access retirement account information.

This conversion from shares to cash within the Plan is not a taxable event to you at the time of the transaction, and for as long as the funds remain in your account. It will be taxable to you at such time as you make a withdrawal of your funds under the normal withdrawal/distribution rules of the Plan.

The cash in this account remains as a "company account" and will be subject to the same rules for vesting and withdrawal as the EDO shares were prior to the conversion to cash.

Second, for the allocation of the shares in the currently unallocated account of
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the ESOP:
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It is anticipated that the Trust will hold approximately 1.65 million shares in the unallocated portion of the fund at the closing date, which will be converted to approximately $92,000,000 upon the completion of the transaction.


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Interoffice Correspondence

This cash in the unallocated account will be distributed to each participants account as soon after the closing as administratively possible, on the following basis:


The ratio determined by (the ratio of your service to total participants covered service) plus (the ratio of your 2007 compensation to total covered compensation times .5) x $92,000,000.

Using current estimated service and compensation numbers, the formula mathematically would be:

Your allocation from the fund  =
           ([{x/24,000} + {{y/199,000,000} * 0.5}]/1.5) * 92,000,000

Where X = your years of service (months and years, for example 10 y 6 mos =
10.5)
24,000 = total estimated years of covered service for all participants
Y = your covered compensation (your 2007 earnings up to $225,000 maximum) 199,000,000 = total covered compensation

So for example, if you were a ten year employee whose compensation for 2007 equals $50,000, here are the steps to follow:

Step 1 - Determine Service Ratio: 10/24000 = .000416
Step 2 - Determine Compensation Ratio: ((50,000/199,000,000)*.5) = .000126
Step 3 - Add Service plus Compensation:  .000416 + .000126 = .000542
Step 4 - To get your benefit ratio against total benefit divide subtotal above by 1.5: .000542 / 1.5 = .000361
Step 5 - Multiply Subtotal above times $92,000,000:  (.000361 *
         92,000,000) = $33,212

The numbers used in the formulas shown above are estimates, and the actual numbers will not be known until after final year end payroll is processed and a review and verification of all service dates is completed. They are, however, representative enough to give a rough estimate of what your account allocation may be.

The distribution of these unallocated funds to your individual account will not be a taxable event to you at the time of the transaction. It will be taxable to you upon withdrawal from your account (unless you are rolling your distribution over to a tax qualified IRA, in which case they would not be taxable until the time you withdraw them from the IRA.). This contribution also remains subject to the same vesting and withdrawal rules as govern all company contributions to your account.

These funds will also be invested in the same manner as your current/future contribution election, and if you are not contributing to the plan, it will be invested in the appropriate life cycle fund. You may reallocate your invested funds after the transaction as well. if you wish to change your investment options, visit The Principal Retirement Service Center(R) at www.principal.com or call TeleTouch(R) at (800) 547-7754 to access retirement account information.

By this time you should have received your Voting Instruction Card from GreatBanc, the ESOP Trustee. Please follow the instruction given in order to vote the shares currently in your account.

If you have any further questions regarding how your ESOP shares will be handled in this transaction, or about this letter, please contact your local Human Resources Manager.


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Interoffice Correspondence

This communication is being made in respect of the proposed merger involving EDO and ITT Corporation. In connection with the proposed merger, EDO filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the "SEC"), a copy of which was mailed to the shareholders of EDO. Before making any voting decision, EDO'S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS FILED BY EDO WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. EDO's shareholders may obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC's website at www.sec.gov. EDO's shareholders may obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to EDO Corporation, 60 East 42nd Street, 42nd Floor, New York, NY 10165, telephone: 212-716 2000, or from EDO's website, www.edocorp.com.

EDO and its directors and executive officers may be deemed to be participants in the solicitation of proxies from EDO's shareholders with respect to the proposed merger. Information regarding EDO's directors and executive officers and their ownership of EDO common stock is set forth in EDO's annual report on Form 10-K for the fiscal year ended December 31, 2006, which was filed on March 8, 2007, and EDO's proxy statement for EDO's 2007 Annual Meeting of Shareholders, which was filed on April 30, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement and other relevant documents regarding the proposed merger.


IRS Circular 230 disclosure: This message was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. Federal tax law.